Exhibit 99.1

Cypress Bioscience, Inc. Announces Fourth Quarter and Fiscal Year End
                             2004 Results

    SAN DIEGO--(BUSINESS WIRE)--March 16, 2005--Cypress Bioscience, Inc. (NASDAQ:CYPB) today announced its financial results for the fourth quarter and year ended December 31, 2004. For the quarter ended December 31, 2004, the Company reported a net loss of approximately $2.5 million, or $0.08 per share basic and diluted, compared to a net loss of approximately $7.2 million, or $0.33 per share basic and diluted, for the corresponding period in 2003. For the year ended December 31, 2004, the Company reported a net loss of approximately $11.2 million, or $0.40 per share basic and diluted, compared to a net loss of approximately $21.7 million, or $1.21 per share basic and diluted, for the corresponding period in 2003. At December 31, 2004, the Company had cash, cash equivalents and investments totaling $112.0 million.
    The Company reported revenues of $3.3 million and $14.4 million for the quarter and year ended December 31, 2004, respectively, compared to no revenue for the quarter and year ended December 31, 2003. The revenues recognized during 2004 consist solely of amounts earned pursuant to the Company's collaboration agreement with Forest Laboratories for the development and marketing of milnacipran, which was entered into during January 2004. The revenues for 2004 include the recognition of the upfront payment of $25.0 million on a straight-line basis over a period of 8 years, funding received from Forest Laboratories for certain of our employees devoted to the development of milnacipran and sponsored development reimbursements.
    Total operating expenses for the quarter and year ended December 31, 2004, were $6.2 million and $26.7 million, respectively, compared to $7.3 million and $21.9 million for the quarter and year ended December 31, 2003, respectively. The decrease in operating expenses for the quarter ended December 31, 2004, compared to the corresponding period in 2003 was primarily due to accounting related to variable stock options which resulted in the recognition of non-cash compensation expense of $679,000 during the fourth quarter of 2004 compared to non-cash compensation expense of $3.5 million during the fourth quarter of 2003. The increase in operating expenses for the year ended December 31, 2004, compared to the corresponding period in 2003 was due mainly to non-cash compensation charges totaling $6.5 million during 2004 and expenses incurred in connection with our Phase III clinical trials. In addition, total operating expenses for 2004 include a one-time, success-based fee paid to our investment bankers in connection with the closing of our collaboration agreement with Forest Laboratories and a $1.25 million sublicense fee paid to Pierre Fabre in connection with our collaboration agreement with Forest Laboratories.

    About Cypress Bioscience, Inc.

    Cypress is committed to be the innovator and leader in providing products that improve the treatment of Functional Somatic Syndromes, including Fibromyalgia Syndrome (FMS), and other Central Nervous System conditions. Cypress' strategy involves acquiring or in-licensing undervalued central nervous system active compounds and developing them for new indications.
    In August 2001, Cypress licensed from Pierre Fabre Medicament its first product for clinical development, milnacipran. The license agreement provides Cypress with an exclusive license to develop and sell any products with the compound milnacipran as an active ingredient for any indication in the United States and Canada. On January 9, 2004, Cypress entered into a collaboration agreement with Forest Laboratories for the development and marketing of milnacipran. In October 2003, Cypress commenced its first Phase III clinical trial for the use of milnacipran as a potential treatment for FMS. The second Phase III trial evaluating milnacipran as a treatment for FMS commenced in October 2004. We are continuing to evaluate various potential strategic transactions, including the potential acquisition of products and companies, and other alternatives that we believe may enhance stockholder value.
    For more information about Cypress, please visit the Company's Web site at www.cypressbio.com.

    This press release, as well as Cypress' SEC filings and Web site at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the potential of milnacipran to treat FMS and other related Functional Somatic Syndromes and entering into a strategic transaction. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress' Annual Report on Form 10-K, the most recent Quarterly Report on Form 10-Q and any subsequent SEC filings. In addition, there is the risk that we and Forest Laboratories may not be able to successfully develop or market milnacipran or any other products for the treatment of FMS and other related Functional Somatic Syndromes, and, as a result, would not receive any milestone or royalty payments from Forest Laboratories; that we and Forest Laboratories may encounter regulatory or other difficulties in the development of milnacipran for FMS, including delays in completing the two ongoing Phase III trials; that we may not be able to protect our patents or proprietary technology; that milnacipran may not significantly improve the treatment of FMS or any other related Functional Somatic Syndrome; and that we may not be successful in identifying, licensing and developing any additional products or companies and even if we complete any such transaction, it may not enhance stockholder value. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.


                       CYPRESS BIOSCIENCE, INC.
                       Condensed Financial Data
                 (In thousands except per share data)

Statement of Operations Data:

                                 Quarters ended        Years ended
                                  December 31,        December 31,
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------
                                   (unaudited)

Revenues under collaborative
 agreement                       $3,297        $-   $14,415        $-

Operating expenses:
  Research and development        3,992     1,756    15,201    11,444
  General and administrative      1,280     1,696     5,733     4,120
  Non-cash compensation
   charges                          280       325     6,479       417
  Compensation expense
   (benefit) - variable stock
   options                          679     3,477      (699)    5,879
                               --------- --------- --------- ---------
Total operating expenses          6,231     7,254    26,714    21,860
                               --------- --------- --------- ---------

Other income, net                   385        39     1,084       118
                               --------- --------- --------- ---------

Net loss                        $(2,549)  $(7,215) $(11,215) $(21,742)
                               ========= ========= ========= =========

Net loss per share - basic and
 diluted                         $(0.08)   $(0.33)   $(0.40)   $(1.21)
                               ========= ========= ========= =========
Shares used in computing net
 loss per share - basic and
 diluted                         30,039    21,953    27,765    17,924
                               ========= ========= ========= =========


Balance Sheet Data:

                                        December 31,    December 31,
                                            2004            2003
                                       --------------- ---------------

Assets
 Cash, cash equivalents and short-term
  investments                                $112,024         $23,525
 Other current assets                           6,259             150
 Other non-current assets                         107             132
                                       --------------- ---------------
   Total assets                              $118,390         $23,807
                                       =============== ===============

Liabilities and Stockholders' Equity
 Current liabilities                           $5,424          $1,625
 Long-term liabilities                         18,792              53
 Stockholders' equity                          94,174          22,129
                                       --------------- ---------------
   Total liabilities and stockholders'
    equity                                   $118,390         $23,807
                                       =============== ===============

    CONTACT: Cypress Bioscience, Inc.
             Sabrina Martucci Johnson/Mary Gieson, 858-452-2323